Exhibit 10.15
SECOND AMENDED AND RESTATED
SENIOR MANAGEMENT AGREEMENT
THIS SECOND AMENDED AND RESTATED SENIOR MANAGEMENT AGREEMENT (“Agreement”) made and entered into as of October 7, 2019, by and among EHHI Holdings, Inc., a Delaware corporation (the “Company”), April Anthony (“Executive”), and Encompass Health Corporation, a Delaware corporation (“EHC” and, together with Executive and the Company, the “Parties”).
RECITALS:
WHEREAS, Executive is presently employed by the Company pursuant to the Amended and Restated Senior Management Agreement, dated as of November 23, 2014, by and among the Company, Executive, EHC (formerly known as HealthSouth Corporation), and, solely for purposes of Sections 6(b) and 6(j) thereof, Thoma Cressey Fund VIII, L.P. (the “Existing Employment Agreement”);
WHEREAS, upon the closing of the acquisition of the Company by a subsidiary of EHC, Thoma Cressey Fund VIII, L.P. ceased having any rights or obligations under the Existing Employment Agreement;
WHEREAS, as of the date hereof, the Parties desire to amend and restate the Existing Employment Agreement in order to extend Executive’s employment pursuant to the terms of this Agreement; and
WHEREAS, the Parties intend that this Agreement shall become effective as of January 1, 2020 (the “Effective Date”) and that Executive’s employment shall continue on terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
PROVISIONS RELATING TO EMPLOYMENT
1.Employment. The Company agrees to employ Executive and she accepts such employment for the period beginning as of the Effective Date and ending upon her termination of employment pursuant to Section 1(e) hereof (the “Employment Period”).
(a)    Duties. During the Employment Period, Executive shall serve as the Chief Executive Officer (“CEO”) of the Company and shall have such duties and responsibilities as are typically commensurate with such position. Executive shall have powers and perform such duties as may from time to time reasonably be prescribed by the Chief Executive Officer of EHC (the “EHCCEO”) which are consistent with the position of CEO of the Company, including serving without additional compensation as an officer or director of the Company’s Subsidiaries.
(b)    Reporting and Devotion to Duties. Executive shall report to the EHCCEO, and she shall devote substantially all of her working time and efforts to the business and affairs of the Company and the Subsidiaries; provided, however, (i) Executive may serve as director or trustee of an unaffiliated entity as may be approved from time to time by the Board of Directors of EHC or applicable committee thereof (the “Board”) pursuant the EHC Corporate Governance Guidelines; and (ii) Executive may continue to provide services to Homecare Homebase LLC as an officer or chairman in a manner consistent with those positions, so long as Executive’s time commitment to such services is no greater than the time commitment in effect immediately prior to the Effective Date; provided, further, however, that in the case of clauses (i) and (ii) such activities do not materially interfere with Executive’s duties and responsibilities to the Company and its Subsidiaries. Notwithstanding the foregoing, the Company acknowledges that Executive may continue to serve on the board of directors of First Financial Bankshares, on the board of directors of the Encompass Cares Foundation, and on the board of trustees, in the role of Chair or otherwise, of Abilene Christian University (together with any roles approved pursuant to the foregoing clause (i), the “Board Roles”).
(c)    Compensation.
(i)    Commencing upon the Effective Date and thereafter, during the Employment Period, Executive’s base salary shall be $550,000 per annum or such higher rate as the Board may designate from time to time, based upon the Company’s achievement of budgetary and other objectives set by the Board (as in effect from time to time, the “Base Salary”). Executive’s Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices (but no less frequently than monthly) and shall be subject to customary withholding for income tax, social security or other such taxes. Executive’s Base Salary for any partial year will be prorated based upon the number of days elapsed in such year.
(ii)    In addition to the Base Salary, Executive shall be eligible for an annual bonus (an “Annual Bonus”) as a participant in EHC’s senior management bonus plan at the following percentages of the Base Salary: 37.5% (threshold); 75% (target); and 150% (maximum). The Annual Bonus shall be paid by no later than March 1 of the year following the year in which it was earned and shall be subject to customary withholding for income tax, social security or other such taxes. Except as provided in Section 1(e), Executive shall receive an Annual Bonus payable for a calendar year only if she is employed by the Company or its Subsidiaries as of the date of payment of the Annual Bonus.
(iii)    Each year during the Employment Period, Executive shall be entitled to participate in and receive equity awards with a target value of 150% of her Base Salary under the EHC 2016 Omnibus Incentive Plan (or any successor thereto (the “EHC EIP”)) as approved by the Board from time to time (collectively, the “Equity Grants”).
(d)    Benefits. In addition to the Base Salary, the Annual Bonus and the Equity Grants payable to Executive pursuant to this Agreement, she shall be entitled to the following benefits during the Employment Period:
(i)    paid time off per the Company’s policy;
(ii)    reimbursement for reasonable business expenses incurred by Executive on the Company’s behalf and within EHC’s stated policies and procedures for expense reimbursement, subject to providing appropriate documentation thereof to the Company (including reimbursement for the cost of professional representation and consultation in connection with the negotiation of this Agreement);
(iii)    participation in all health, disability, welfare and benefit plans available to the Company’s senior executives, all subject to plan terms and generally applicable policies;
(iv)    participation in all retirement plans available to the Company’s senior executives; and
(v)    any other benefits and perquisites approved by the Board.
(e)    Termination.
(i)    The Employment Period shall continue for three years commencing on the Effective Date (the “Initial Term”) and shall be automatically renewed for successive one year terms unless the Company or Executive receives written notice from the other at least ninety (90) days prior to the termination of either the Initial Term or a successive term then in effect, unless earlier terminated as provided herein. Executive or the Company may terminate Executive’s employment prior to the end of the term set forth in the preceding sentence, as set forth in this Section 1(e); provided, that written notice to Executive shall be required ninety (90) days prior to termination by the Company without Cause and written notice to the Board shall be required ninety (90) days prior to termination by Executive without Good Reason. The Parties’ rights and duties in the event of a termination of employment during Employment Period will be as set forth below.
(ii)    If the Company terminates Executive’s employment without Cause or Executive terminates her employment for Good Reason, the Company will:
(A)    continue to pay Executive’s Base Salary at the rate in effect on the Date of Termination until the date that is twelve months after the Date of Termination in accordance with the Company’s payroll practices (but not less frequently than monthly);
(B)    pay to Executive any Annual Bonus for any fiscal year that has ended prior to the Date of Termination, if such Annual Bonus has not yet been paid as of the Date of Termination (payable on the later of the date that annual bonuses are paid generally, in accordance with Section 1(c)(ii) hereof, and the next regular payday following the effective date of the release of claims referenced below in this Section 1(e));
(C)    pay to Executive an amount equal to the amount of the COBRA premium required to continue health coverage for Executive and her dependents under the Company’s group health plan to the extent permitted by the plan (provided that such amount shall not exceed the Company’s cost of coverage prior to termination) until the earliest of (i) the date that is twelve months after the Date of Termination, (ii) the date of commencement of health coverage for the benefit of Executive and her dependents under any other plan, and (iii) the date of Executive’s eligibility for health coverage as a result of her employment with another entity; and
(D)    pay to Executive a ratable amount (based on Executive’s Base Salary) with respect to accrued and unused paid time off as of the Date of Termination.
The right to receive the benefits set forth above is expressly conditioned on Executive’s execution and delivery to the Company of a release of claims arising out of Executive’s employment with the Company or termination thereof, in a form reasonably acceptable to the Company, as of the Date of Termination. Additionally, if Executive materially breaches her obligations under Sections 2 or 3 of this Agreement during the period in which Executive is entitled to such benefits, Executive no longer shall be entitled to receive such benefits and the Company will have no further obligation to provide such benefits to Executive. In any event, the Company will reimburse Executive for any unreimbursed business expenses pursuant to Section 1(d)(ii) of this Agreement.
(iii)    If (A) the Company terminates Executive’s employment for Cause or (B) Executive terminates her employment without Good Reason, the Company will pay Executive’s Base Salary through the Date of Termination, at the rate then in effect, plus reimbursement of business expenses pursuant to Section 1(d)(ii) of this Agreement, without any obligation to pay any other amounts hereunder.
(iv)    If Executive terminates or the Company terminates Executive’s employment because of Executive’s death or Disability for a period of ninety (90) consecutive days or one hundred eighty (180) total days during any period of three hundred sixty five (365) consecutive days, the Company will continue to pay Executive’s Base Salary through the Date of Termination at the rate then in effect, without any obligation to pay any other amounts hereunder in cash or otherwise.
(v)    Payments under Section 1(e)(ii) shall be made without regard to Sections 280G or 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), except that if Executive’s total after-tax payments would be increased by a reduction of payments or benefits under Section 1(e)(ii), or by the adjustment to the vesting of any equity-based or other awards that would otherwise be an "excess parachute payment" within the meaning of Section 280G of the Code, such reduction and/or adjustment shall be made to the extent necessary to maximize Executive’s total after-tax payments. After-tax payments shall be determined after reduction for federal taxes, including the excise tax under Section 4999 of the Code. The calculations described in this Section 1(e)(v) shall be made by such certified public accounting firm as the Company may designate prior to the applicable change in ownership or effective control, or in the ownership of a substantial portion of the assets, of the applicable corporation under Section 280G of the Code.
2.    Confidential Information and Inventions and Patents.
(a)    Confidential Information. Executive acknowledges that the information, observations and data prepared by or for her or obtained by her concerning the business and affairs of the Company and its Affiliates and its and their predecessors during the course of her performance of services for, or employment with, any of the foregoing Persons (whether or not compensated for such services) are the property of the Company and its Affiliates, including information concerning acquisition opportunities in or reasonably related to the Company’s business or industry of which Executive becomes aware during such period. Therefore, Executive agrees that she will not (and shall cause each of her Affiliates not to) at any time (whether during or after employment) disclose to any unauthorized Person or, directly or indirectly, use for her own account, any of such information, observations or data without the Board’s consent, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of Executive’s acts or omissions to act. Executive agrees to deliver to the Company at the termination of her employment with the Company, or at any other time the Company may request in writing (whether during or after the employment), all memoranda, notes, plans, records, reports and other documents and copies thereof, regardless of the format or media, of the Company and its Affiliates (including, without limitation, all acquisition prospects, lists and contact information) which she may then possess or have under her control, except any information relating to her employment terms and benefits, her performance, or the circumstances of her departure from the Company.
(b)    Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, trade secrets, copyrightable subject matter, reports, and all similar or related information (whether or not patentable) that relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and that are conceived, developed, made or reduced to practice by Executive while employed by the Company and its Affiliates or any of its and their predecessors (“Work Product”) belong to the Company or such Affiliate and Executive hereby assigns, and agrees to assign (and to the extent to which she already has assigned pursuant to the Existing Employment Agreement, hereby confirms such assignment of), all right, title, and interest in and to the Work Product to the Company or such Affiliate; provided that the foregoing shall not apply to any inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) of the information technology systems and software licenses from Homecare Homebase, LLC, and provided further, that as between Homecare Homebase, LLC and Advanced Homecare Management, Inc. d/b/a Encompass Health Home Health & Hospice (an Affiliate of the Company and EHC), the Innovation Project Development Agreement entered into on February 8, 2019, and the Client Service and License Agreement dated December 1, 2004, establish the rights and obligations of Homecare Homebase, LLC and that certain Affiliate of the Company and EHC with respect to the intellectual property that is the subject of those agreements. Any Work Product comprising copyrightable subject matter prepared in whole or in part by Executive in the course of her work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such Affiliate shall own all rights therein. To the extent that any such copyrightable subject matter is not a “work made for hire,” Executive hereby assigns and agrees to assign to Company or such Affiliate all right, title, and interest, including without limitation, copyright in and to such copyrightable subject matter. Executive shall promptly disclose all such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s or its Affiliate’s ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).
3.    Noncompetition and Nonsolicitation.
(a)    Noncompetition. In further consideration of the compensation to be paid to Executive hereunder, she acknowledges that during the course of her employment with the Company and its Affiliates (including, without limitation, any predecessors thereof) she has become familiar with, and during the course of her employment with the Company and its Affiliates she will become familiar with, EHC’s and its Subsidiaries’ trade secrets and with other Confidential Information. Executive acknowledges that her services shall be of special, unique and extraordinary value to EHC and its Subsidiaries and that EHC’s and its Subsidiaries’ ability to accomplish their purposes and to successfully pursue their business plan and compete in the marketplace depends substantially on the skills and expertise of Executive. Therefore, and in further consideration of the compensation being paid to Executive hereunder, she agrees that, during the Noncompete Period (as defined below), she shall not directly or indirectly engage, whether as an owner, general partner, member, officer, employee, consultant, director, stockholder or otherwise (other than passive ownership of less than ten percent (10%) of any class of securities of an entity, without otherwise participating in or advising on the activities of such entity), any business of which the primary activity is the provision of products or services within the Restricted Territory (as defined below) that, as of the Date of Termination, are competitive with (i) the business of operating or managing inpatient rehabilitation, home health or hospice services within the Restricted Territory, or (ii) any business line of EHC or its Subsidiaries that has generated revenue in excess of $500,000 (the “Revenue Threshold”) during the twelve months prior to the Date of Termination (each, an “EHC Competitive Business”); provided that (y) revenues generated by business lines that are not substantially related shall not be aggregated for purposes of determining whether any EHC Competitive Business has met the Revenue Threshold; and (z) EHC shall, within 30 days of the Date of Termination, provide Executive with, and certify the accuracy of, a schedule identifying each EHC Competitive Business. The “Noncompete Period” shall mean the period during which she is employed by EHC or any of its Subsidiaries and the period beginning on the Date of Termination and ending on the later of 12 months from the Date of Termination and April 1, 2022. “Restricted Territory” shall mean any state or territory of the United States in which EHC or any of its Subsidiaries is located or operates, or is in the process of actively planning to conduct or conducting operations, as of the Date of Termination. Notwithstanding the foregoing provisions of this Section 3(a), this Agreement shall not preclude or limit Executive’s activities relating to (i) Executive’s provision of services to Homecare Homebase, LLC as an officer or chairman in a manner consistent with those positions, so long as Executive’s time commitment to such services is no greater than the time commitment in effect immediately prior to the Effective Date, (ii) any activities approved by the written consent of the Board after the Effective Date or (iii) any other Board Roles; provided, that in the case of clauses (i) and (ii) such activities do not materially interfere with Executive’s duties and responsibilities to the Company and its Subsidiaries. Executive acknowledges that the geographic boundaries, scope of prohibited activities and the time duration are reasonable and are no broader than are necessary to protect legitimate business interests.
(b)    Nonsolicitation. In addition, Executive agrees that, during the period during which she is employed by the Company or any of its Affiliates and for two years thereafter (the “Nonsolicitation Period”), she shall not (and shall cause all of her Affiliates not to), directly or indirectly through another Person (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or any of its Subsidiaries, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee thereof, (ii) hire (in any capacity) any Person who was an employee of the Company or any of its Subsidiaries at any time during the six month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the Parties so as to avoid any disputes under this Section 3(b) that any such hiring within such six month period is in violation of clause (a) above), (iii) for so long as Executive has any obligations under Section 3(a) above, call on, solicit or service any customer, supplier, licensee, licensor or other business relation of the Company or any of its Subsidiaries in order to induce or attempt to induce such Person to cease doing business with the Company or any of its Subsidiaries, (including making any negative statements or communications about the Company or any of its Subsidiaries) or (iv) initiate or engage in any discussions regarding an acquisition of, or Executive’s employment (whether as an employee, an independent contractor or otherwise) by, any businesses in which the Company or any of its Subsidiaries within the two (2) year period prior to the Date of Termination has had or is engaged in discussions, or has requested or received information, relating to the acquisition of such business by the Company or any of its Subsidiaries. This paragraph shall not preclude or limit (X) Executive’s provision of services to Homecare Homebase as an officer or executive chairman in a manner consistent with those positions, so long as Executive’s time commitment to such services is no greater than the time commitment in effect immediately prior to the Effective Date, (Y) any activities approved by written consent of the Board or any other Board Roles, or (Z) any solicitation, hiring or engagement of Misty Nelson.
(c)    Enforcement. If, at the time of enforcement of Sections 2 or 3 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to Confidential Information, the Parties agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, EHC, the Company or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security and without proving damages).
GENERAL PROVISIONS
4.    Definitions. For purposes of this Agreement:
“Affiliate” means, as to any Person, any other Person, which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
“Cause” shall mean (i) dishonesty, fraud, or any act involving moral turpitude on Executive’s part in connection with the performance of her duties which is materially detrimental to the Company or any of its Affiliates, (ii) being charged (by indictment, information or otherwise) with any criminal violation of any law or regulation pertaining to health care and/or pharmaceutical services and products (including, without limitation, laws and regulations pertaining to reimbursement or coverage by the Medicare program, any state Medicaid program or any other governmental health care program or by third-party payors, laws prohibiting kickbacks or false claims, and laws prohibiting fraud or abuse or fraudulent or abusive activities), (iii) Executive’s refusal to follow lawful directives of the Board in a manner that is materially detrimental to EHC, (iv) Executive’s intentional or gross neglect of the performance of her duties as Chief Executive Officer of the Company, (v) Executive’s misappropriation of any corporate opportunity, provided Executive’s pursuit or referral of an opportunity shall not be improper or misappropriation if (A) Executive first presents an opportunity to the EHCCEO in writing and the EHCCEO does not express an interest in pursuing it within thirty (30) days or (B) the Board authorizes Executive to pursue or refer an opportunity to another Person or entity, (vi) Executive’s conviction of, or plea of guilty or no contest to, any felony, (vii) a material breach by Executive of this Agreement, including but not limited to Sections 2 and 3; provided, Cause shall not exist unless and until (1) Executive receives written notice from the Board stating the Board’s intent to terminate Executive’s employment and such written notice includes a reasonably detailed explanation of the reasons for such intent and states the subsection of the Cause definition that the Board believes to be present, (2) in the circumstances described in clauses (iii), (iv), (v) and (vii), Executive shall have fifteen (15) days to cure the alleged default after written notice by the Board, (3) Executive may address the Board at a duly-scheduled meeting of the Board, and shall be able to bring counsel if the Board chooses to have counsel present at such meeting, at which Company counsel shall be present at such meeting and (4) the Board votes to authorize a termination for Cause.
“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium that relates to EHC, the Company or any of their Affiliates or their business relations and their respective business activities. Confidential Information includes, but is not limited to, the following: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities and individual requirements of, and specific contractual arrangements with, EHC’s, the Company’s or any of their Affiliates’ joint venture partners, vendors or customers and other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable), (v) intellectual property rights, and (vi) financial information.
“Date of Termination” shall mean the date Executive’s employment with the Company terminates regardless of the reason.
“Disability” shall have the meaning defined in the long-term disability insurance plan of the Company or its Affiliates in which Executive participates.
“Good Reason” shall mean (i) any material reduction in Executive’s pay or benefits or failure to provide any compensation or benefit to which Executive is entitled other than in connection with a Company-wide reduction in pay or benefits, or any reduction in Base Salary below $550,000, regardless of the circumstances, (ii) any relocation of Executive’s primary work site by more than twenty (20) miles from both Executive’s prior primary work site and Executive’s primary residence, (iii) a material diminution of Executive’s duties, responsibilities or title, or (iv) a material breach by the Company of this Agreement; provided, that in the circumstances described in (i), (ii), (iii) and (iv) the Company shall have fifteen (15) days to cure the default after delivery written notice by Executive, such written notice to state the nature of the issue and subsection of the Good Reason definition that Executive believes to be present.
“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
“Subsidiary” means any corporation or other entity of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors or other body having direction over the affairs of such entity either directly or through one or more subsidiaries.
5.    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one day after being sent to the recipient by reputable overnight courier service (charges prepaid), upon machine-generated acknowledgement of receipt after transmittal by facsimile or five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Company and Executive at the address set forth below, or at such address or to the attention of such other Person as the recipient Party has specified by prior written notice to the sending Party.
Notices to Executive:
At the most recent contact information on file in the Company’s payroll records.
Notices to the Company and EHC:
Encompass Health Corporation

9001 Liberty Parkway

Birmingham, Alabama 35242

Facsimile number: (205) 262-3948

Attention: General Counsel
6.    General Provisions.
(a)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
(b)    Complete Agreement. This Agreement and those other documents expressly referred to herein and therein embody the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way (including, without limitation, the Existing Employment Agreement).
(c)    Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. In the event that any signature of this Agreement is delivered by facsimile or by email delivery of a “PDF” or other electronic format, such signature shall create a valid and binding obligation of the executing Party and shall be considered as if it were the original thereof.
(d)    Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and EHC and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable. There are no third-party beneficiaries of or to this Agreement.
(e)    Choice of Law. The corporate law of the State of Delaware will govern all issues and questions concerning the relative rights of the Company and its stockholders. All other issues and questions concerning the construction, validity and interpretation of this Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. All actions or proceedings arising out of or from or related to this Agreement shall be litigated in courts having situs in Dallas, Texas. Executive and the Company hereby consent and submit to the jurisdiction of any local, state or federal courts located within such county. Executive and the Company hereby waive any right either may have to transfer or change the venue of any litigation brought by the other in accordance with the terms of this Section.
(f)    Remedies. Each of Executive, EHC and the Company will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. Executive, EHC and the Company agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
(g)    Recoupment. Nothing in the this Agreement should be interpreted to alter or supersede the terms or requirements of EHC’s Compensation Recoupment Policy, as it may be amended from time to time, which policy is hereby incorporated in this Agreement by reference.
(h)    Amendment and Waiver. The provisions of this Agreement may be amended only with the prior written consent of the Company, EHC and Executive, and any provision of this Agreement may be waived only by the Party waiving compliance.
(i)    Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.
(j)    Indemnification and Reimbursement of Payments on Behalf of Executive. Executive shall be solely responsible for all taxes, if any, associated with the amounts payable or value delivered to Executive under this Agreement. The Company and its Affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Affiliates to Executive any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed on Executive with respect to Executive’s compensation or other payments from the Company or any of its Affiliates or Executive’s ownership interest in Encompass Health Home Health Holdings, Inc. or EHC, including, but not limited to, wages, bonuses, dividends, the receipt or exercise of stock appreciation rights and/or the receipt or vesting of restricted stock.
(k)    Effectiveness of Agreement and Replacement of Prior Agreements. At 12:01 a.m. central time on the Effective Date, (i) this Agreement shall supersede and replace the Existing Employment Agreement and (ii) the Existing Employment Agreement shall thereupon be terminated and without any further force or effect, with no penalty or severance payable to any Person as a result of such termination. For the avoidance of doubt, from the date that this Agreement is executed until the Effective Date, the Existing Employment Agreement shall continue in full force and effect in accordance with its terms.
(l)    Termination. Except as otherwise provided herein, this Agreement shall survive the termination of Executive’s employment with the Company and shall remain in full force and effect after such termination.
(m)    Generally Accepted Accounting Principles; Adjustments of Numbers. Where any accounting determination or calculation is required to be made under this Agreement, such determination or calculation (unless otherwise provided) shall be made in accordance with generally accepted accounting principles, consistently applied, except that if because of a change in generally accepted accounting principles the Company would have to alter a previously utilized accounting method or policy in order to remain in compliance with generally accepted accounting principles, such determination or calculation shall continue to be made in accordance with the Company’s previous accounting methods and policies. All numbers set forth herein which refer to share prices or amounts will be appropriately adjusted to reflect stock splits, stock dividends, combinations of shares and other recapitalizations affecting the subject class of stock.
(n)    Reformation; Specified Employee. Executive, EHC and the Company agree that if any provision of this Agreement is deemed unenforceable or invalid, it may be reformed to permit enforcement of the objectionable provision to the fullest permissible extent. Any provision of this Agreement deemed unenforceable after modification shall be deemed stricken from this Agreement, with the remainder of the Agreement being given its full force and effect. Notwithstanding any other provision with respect to the timing of payments under this Agreement, if, at the time of Executive’s termination of employment, Executive is deemed to be a “specified employee” (within the meaning of Section 409A(a)(2)(B) of the Code), and any successor statute, regulation and guidance thereto) of the Company, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which Executive may become entitled under this Agreement as a result of Executive’s termination of employment which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the Date of Termination, at which time Executive shall be paid an aggregate amount equal to six months of payments otherwise due to Executive under the terms of or a full lump sum if otherwise due. For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. Further, notwithstanding anything herein, to the extent that Executive or the Company reasonably believes that Section 409A of the Code will result in adverse tax consequences to Executive as a result of this Agreement, then Executive and the Company shall renegotiate this Agreement in good faith in order to minimize or eliminate such tax consequences and retain the basic after-tax economics of this Agreement for Executive to the extent reasonably possible.
(o)    No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
(p)    Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Definitions are equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender include each other gender.
(q)    Resolution of Disputes.
(i)    Mediation. No Party shall initiate arbitration or other legal proceedings against any other Party arising out of or relating in any way to this Agreement, except that any Party may seek injunctive relief at any time. No such arbitration or proceeding shall be initiated in respect of Executive’s employment with the Company or any and all claims that one Party may have against another Party or its Affiliates until thirty (30) days after written notice has been given of the specific nature of any purported claim and the amount of any purported damages. The Parties further agree that if any Party submits the claim to the American Arbitration Association for nonbinding mediation prior to the expiration of such thirty (30) day period, no other Party may institute arbitration or other legal proceedings against the claimant Party until the earlier of: (i) completion of nonbinding mediation efforts, or (ii) forty-five (45) days after the date on which the non-claimant Party receives notice of the claimant Party’s claim. The mediation shall be conducted in Dallas, Texas or such other location to which the applicable Parties may agree.
(ii)    Arbitration. Except as provided in Section 6(f) or Section 6(p)(iii), any dispute or controversy between or among the Parties, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Dallas, Texas or such other location to which the applicable Parties may agree administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its Employment Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a Party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of EHC, the Company and Executive. The Parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.
(iii)    Enforcement. The Parties agree that EHC, the Company and their Affiliates would be damaged irreparably in the event that any provision of Section 2 or 3 of this Agreement were not performed in accordance with its terms or were otherwise breached, and that Executive would be damaged irreparably in the event of certain conduct by EHC, the Company and their Affiliates, and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, Executive, EHC, and the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in its favor, to seek an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). Executive, EHC, and the Company agree to submit to the personal jurisdiction of the courts of the State of Texas in any action by EHC or the Company to enforce an arbitration award against Executive or to obtain interim injunctive or other relief pending an arbitration decision.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers (as applicable) as of the day and year first written above.

EHHI HOLDINGS, INC.

By: /s/ Patrick Darby
Name: Partick Darby
Title: Vice President and Secretary

ENCOMPASS HEALTH CORPORATION

By: /s/ Mark J. Tarr
Name: Mark J. Tarr
Title: President and Chief Executive Officer

/s/ April Anthony
April Anthony

[2019 Amended and Restated Senior Management Agreement]